EX - 10.1.1

                           AMENDMENT TO AGREEMENT AND

                             PLAN OF REORGANIZATION

     This Amendment to that certain AGREEMENT AND PLAN OF REORGANIZATION, made and entered into on this ___ day of July, 2001, in accordance with the terms of
Section 7.11 of said Agreement. The Sections to be amended are substituted in their entirety by the designated Section(s) set forth herein.

First Amended Section:

     "Section 1.2 Capitalization. The authorized capitalization of QMT consists of 15,000,000 Common Shares, par value $0.001 per share and 1,000,000 Preferred Shares, par value $0.001 per share. As of the Closing Date hereof, QMT will have no more than ten million. two hundred sixty thousand (10,260,000) Common Shares issued and outstanding. All issued and outstanding shares are legally issued, fully paid and nonassessable and are not issued in violation of the preemptive or other rights of any person. QMT has no other securities, warrants or options authorized or issued."

Second Amended Section:

     "Section 3.2 Issuance of AAI Common Shares. In exchange for all of the QMT Common Shares tendered pursuant to Section 3.1, AAI shall issue an aggregate of 10,260,000 "restricted"AAI Common Shares to the QMT shareholders on a share-for-share basis to their existing ownership in QMT."

Third Amended Section:

     "Section 3.3 Events Prior to Closing.

     (a) Upon execution hereof or as soon thereafter as practical, management of AAI and QMT shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, subject only to the conditions to Closing referenced hereinbelow."

Forth Amended Section:

     "Section 3.4 Closing.

     (a) The closing of the transaction contemplated by this Agreement shall be as of the date in which (i) each party hereto has executed this Agreement; and
(ii) all of the shareholders of QMT and AAI have approved the terms of this Agreement; and (iii) all conditions to Closing referenced hereinabove, as well as in Articles V and VI below, have been satisfied or waived by the appropriate party and all documentation referenced herein is delivered to the respective party

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herein, unless a different date is mutually agreed to in writing by the parties hereto (the "Closing Date").

     (b) Upon execution hereof or as soon thereafter as practical, all the current shareholders of AAI, representing 500,000 shares, shall tender their share certificates, along with a duly executed stock power, for consideration of $0.05 per share . Upon receipt, such shares shall be cancelled on the stock record."

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the AGREEMENT AND PLAN OF REORGANIZATION to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

ABOVE AVERAGE INVESTMENTS, LTD.                 QUICK-MED TECHNOLOGIES, INC.


By: /s/ Devinder Randhawa                       By: /s/ David S. Lerner
   ----------------------                          ---------------------
   Devinder Randhawa                               David S. Lerner
Its:  President                                 Its: President



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